EXHIBIT 1.0

In Vitro Study Results Show Ceragenix's Lead Antibiotic Compound has greater bactericidal activity against potentially lethal bacterial infections than leading commonly-prescribed antibiotic treatments.

DENVER, Dec. 21 -- Studies presented at the 45th Interscience Conference of Antimicrobial Agents and Chemotherapy ("ICAAC") demonstrated that Ceragenix Pharmaceuticals, Inc.'s ("Ceragenix" or the "Company") (OTCBB: CGXP) investigational antibacterial CSA-13 showed an excellent microbiology profile in laboratory studies against vancomycin resistant staph aureus ("VRSA"), vancomycin intermediate resistant staph aureus strains ("VISA"), vancomycin resistant erterococci ("VRE"), community associated methicillin-resistant staph aureus ("CA-MRSA") and hospital acquired MRSA, as well as key gram negative pathogens such as pseudomonas aueroginosa and E. Coli, and bioterrorism surrogate strains for anthrax, listeria and plague. Researchers who contributed to the presentations include Peter Appelbaum (Hershey Medical Center), Henry Chambers (San Francisco General Hospital), Ron Jones (JMI Laboratories) and Paul Savage (BYU). Copies of the poster presentations may be downloaded by going to the Company's website: www.ceragenix.com.

          CSA-13 belongs to a new class of antibiotics called cationic steroid antibiotics ("CSAs") and is being developed by Ceragenix for the topical and systemic treatment of skin infections and life-threatening diseases. The CSAs are non-peptide mimics of compounds that are found naturally in the human body (cathelicidins and defensins) which form part of our body's innate immune system. According to Steve Porter, Ceragenix's Chief Executive Officer, "Most of the development of antibiotics in the last 30 years has been based on modifications to previously marketed drugs. The CSAs represent an entirely new approach to infectious disease and are based on a mechanism of action that is found in Nature. The naturally occurring antibiotics found in our skin, lungs, eyes and the gastrointestinal tract have been able to successfully combat bacterial and viral infections since humans have been in existence without inducing antibiotic resistance. In contrast, conventional antibiotics have been shown to induce resistant strains within a few years after their commercialization. We believe that the CSA technology, like the natural compounds it mimics, will be less likely to induce antibiotic resistance." In addition to its development as a pharmaceutical, Ceragenix is also developing a polymer-bound version of a CSA for use as an antimicrobial coating for medical devices which is intended to reduce the morbidity and mortality associated with medical-device related infections.

ABOUT CERAGENIX

Ceragenix is a development stage biopharmaceutical company focused on dermatology and infectious disease. Ceragenix's patented Barrier Repair Technology, invented by Dr. Peter Elias and licensed from the University of California, is the platform for the development of two prescription topical creams-Epiceram™ and Neoceram™ that form human-identical skin barriers. Defects in the skin's barrier function play critical roles in the pathogenesis of skin diseases such as eczema, irritant contact dermatitis and other common skin disorders. The Company's patented Cationic Steroid Antibiotic ("CSA") technology provides the basis for its novel antimicrobial medical device coating that may be attached to various medical devices to provide potentially long duration antimicrobial activity. Ceragenix also plans to develop CSAs for use as topical and systemic antibiotic therapies in the treatment of skin infections (MRSA), burn wound infections, eye infections and other indications.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the following: the ability of the Company to raise capital in a timely manner, the ability of the Company to raise sufficient capital to finance its planned pharmaceutical activities, the FDA concurring with the Company that the 510(k) application is the appropriate approval process for Epiceram(TM), receiving the necessary marketing clearance approvals from the FDA, successful clinical trials of the Company's planned products, the ability of the Company to commercialize its planned products, market acceptance of the Company's planned products, and the Company's ability to successfully compete in the marketplace. Although management believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. For further information, please see the company's filings with the SEC, including its Forms SB-2, 10-KSB, 10-QSB and 8-K. The Company assumes no obligation to update its forward-looking statements to reflect actual results or changes in factors affecting such forward-looking statements.

Contacts:
Ceragenix
Steven S. Porter, 720-946-6440
or
CEOcast, for Ceragenix:
Ed Lewis, 212-732-4300